===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12
                                   Exult, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)
                                       N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------
     (5) Total fee paid:
     -------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------
     (3) Filing Party:
     -------------------------------------------------------------------------
     (4) Date Filed:
     -------------------------------------------------------------------------
Notes:
Reg. (S) 240.14a-101.
SEC 1913 (3-99)

                                   EXULT, INC.
                            4 Park Plaza, Suite 1000
                            Irvine, California 92614

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON TUESDAY, MAY 7, 2002

     The annual meeting of stockholders of Exult, Inc., a Delaware corporation (the "Company"), will be held at the Hyatt Regency Irvine, 17900 Jamboree Road, Irvine, California on May 7, 2002 at 9:00 a.m. local time, to consider and act upon the following matters:

     1. To elect three Class 2 directors of the Company to serve for the ensuing three years; and

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Company's Board of Directors has fixed the close of business on March 13, 2002 as the record date for determining stockholders entitled to notice of the annual meeting and to vote at the annual meeting or any adjournment thereof. A proxy statement is enclosed; please read it carefully. Proxies are being solicited by the Board of Directors of the Company.

     All stockholders are cordially invited to attend the meeting. You are urged to sign, date and complete the enclosed proxy card and return it promptly in the enclosed envelope even if you plan to attend the meeting. If you attend the meeting and wish to vote your shares in person, you may do so even if you have signed and returned your proxy card.

                                     By the order of the Board of Directors


                                     /s/ BRIAN W. COPPLE
                                     ---------------------------------
                                     Brian W. Copple
                                     Secretary


Irvine, California
April 16, 2002

                                   EXULT, INC.
                            4 Park Plaza, Suite 1000
                            Irvine, California 92614
                                 (949) 250-8002

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON TUESDAY, MAY 7, 2002

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Exult, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders to be held at the Hyatt Regency Irvine, 17900 Jamboree Road, Irvine, California, on Tuesday, May 7, 2002, at 9:00 a.m., local time and at any postponements and adjournments thereof. This proxy statement and the accompanying proxy card will be first mailed to the Company's stockholders on or about April 16, 2002.

     The expense of preparing, assembling, and mailing these proxy materials and the cost of soliciting proxies will be paid by the Company. The Company will pay brokers or other persons holding stock in their names or the names of their nominees for the reasonable expenses of forwarding soliciting material to their principals. Proxies may be solicited in person or by telephone, telefax or other electronic means by personnel of the Company, who will not receive any additional compensation for such solicitation.

                                     VOTING

     The close of business on March 13, 2002 is the record date for the determination of stockholders entitled to notice of the meeting and to vote at the meeting. On that date there were 104,762,346 shares of the Company's common stock outstanding. Each share is entitled to one vote on any matter that may be presented for consideration and action by the stockholders at the meeting. The holders of a majority of the shares of common stock outstanding on the record date and entitled to be voted at the meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the meeting and any adjournments and postponements thereof. Affiliates of General Atlantic Partners, LLC and the Company's Chief Executive Officer together own more than 50% of the Company's outstanding Common Stock and accordingly will be able to elect directors to fill available vacancies, and to determine whether any other proposals brought before the meeting for stockholder action are approved.

     Shares abstained or subject to a broker non-vote are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business. For any proposals other than the election of directors, abstentions are counted in tabulations of the votes cast on a proposal presented to stockholders and generally have the same effect as a vote against the proposal, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. With regard to the election of directors, votes may be cast in favor of the director or withheld. Because directors are elected by plurality, abstentions from voting and broker non-votes will be excluded from the vote and will have no effect on its outcome. If a quorum is present at the meeting, the nominees receiving the greatest number of votes (up to three directors) will be elected.

     Each properly submitted proxy will be voted in accordance with the stockholder's instructions contained therein. Any proxy that is signed and returned by a stockholder without specifying a vote will be voted in favor of the election of the nominees named in this proxy statement.

     In addition, the persons acting as proxies will cast their votes in their discretion for any additional matters that are properly brought up for consideration at the meeting. Any stockholder who submits a proxy may revoke it at any time before it is voted at the meeting by submitting a written notice of revocation to the Secretary of the Company or by filing with the Company a valid proxy bearing a later date. A proxy will not be voted if the stockholder who submitted it attends the meeting and elects to vote in person.

"Directors and Executive Officers"

     Portions of this Proxy Statement under the headings "Director Nominees," "Continuing Directors," "Security Ownership of Certain Beneficial Owners and Management," "Executive Compensation," and "Certain Relationships and Related Transactions" are incorporated by reference into Items 10-13 of Part III of the Company's annual report on Form 10-K for the fiscal year ended December 31, 2001.

                                   PROPOSAL I

                              ELECTION OF DIRECTORS

     The Company's bylaws provide for division of the Board of Directors into three classes, with each class consisting of approximately one-third of the total number of directors and serving a staggered three-year term. The Company currently has three Class 1 directors, three Class 2 directors, and three Class 3 directors, whose terms will expire, respectively, at the 2004, 2002, and 2003 annual meetings of stockholders (in all cases subject to the election/appointment and qualification of their successors or their earlier death, resignation, or removal). At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms then expire. The Class 2 directors elected at the 2002 annual meeting of stockholders will serve until the 2005 annual meeting of stockholders (subject to the election/appointment and qualification of their successors or their earlier death, resignation, or removal).

     The persons named in the enclosed proxy will vote to elect John R. Oltman,
A. Michael Spence and Josh S. Weston as Class 2 directors, unless the authority to vote for their election is withheld by marking the proxy card to that effect. Messrs. Oltman, Spence and Weston are currently Class 2 directors and have indicated their willingness to serve if elected. However, if they are unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named.

     The following sets forth, for the Class 2 nominees and for each director whose term continues after the annual meeting, his name and age, his principal occupations and business experience, the names of any other public companies for which he is a director, the year he became a director of the Company, and the year his current term as a director of the Company will expire.

                                DIRECTOR NOMINEES

Nominees for Class 2 Directors - New Term to Expire 2005:

     John R. Oltman, 57, has served as the President of JRO Consulting Inc. since 1995, in which role he serves as director, advisor and investor in leading technology companies and investment firms. From February 1996 through August 1997, Mr. Oltman served as Chairman and senior member of the Executive Committee of TSW International, a global leader in asset care software and services. From June 1991 to November 1995, Mr. Oltman served as the Chairman and Chief Executive Officer of SHL Systemhouse, a large provider of client/server systems integration and technology outsourcing. Before joining SHL Systemhouse, Mr. Oltman was the worldwide managing partner responsible for systems integration and outsourcing services for Andersen Consulting. Mr. Oltman serves as Chairman and CEO of XOR, Inc., director of Lante Corporation and Evolve

Software, Inc., and prior to its recent sale, as a director of Premier Systems Integrators, Inc. Mr. Oltman received a B.S. degree from University of Illinois and an M.B.A. degree from Northwestern University's Kellogg School of Management. Mr. Oltman was elected to the Board in 1999 and is chairman of the audit & finance committee.

     A. Michael Spence, 58, has served as a partner of Oak Hill Venture Partners, a venture capital firm, since September 2000. Mr. Spence served as Dean of the Graduate School of Business at Stanford University from July 1990 until August 1999, and as a professor at the Graduate School of Business from August 1999 to August 2000. From 1975 to 1990, Mr. Spence served as a Professor of Economics and Business Administration at Harvard University. From 1984 to 1990, Mr. Spence served as the Dean of the Faculty of Arts and Sciences at Harvard University. In 1983, he was named Chairman of the Department of Economics and Business Administration at Harvard University. From 1973 to 1975, Mr. Spence served as an Associate Professor of Economics at Stanford University. Mr. Spence currently serves on the Boards of Directors of Siebel Systems, Inc., General Mills, Inc., Nike, Inc., and Torstar. Mr. Spence has a B.A. degree from Princeton University, a B.S. degree and an M.A. degree from Oxford University and a Ph.D. in Economics from Harvard University. Mr. Spence was the co-recipient of the 2001 Nobel Prize in Economic Sciences. Mr. Spence was elected to the Board in 1999.

     Josh S. Weston, 73, has been the Honorary Chairman of Automatic Data Processing, Inc. since April 1998. Mr. Weston served as Chairman of the Board of ADP from August 1996 to April 1998. Mr. Weston was Chief Executive Officer of ADP from 1982 through 1996 and Chief Operating Officer of ADP from 1977 through 1982. Mr. Weston is currently also a director on the boards of ADP, Gentiva Health Services, J. Crew, Russ Berrie & Company, Inc., and Aegis Communications, Inc. Mr. Weston was appointed to our Board of Directors on June 13, 2001 and is a member of the audit & finance committee.


                              CONTINUING DIRECTORS

Class 3 Directors - Term Expires 2003:

     J. Michael Cline, 42, has been the Managing Partner of Accretive Technology Partners, LLC, a private investment company focused on building market leaders in the software, IT services and business process outsourcing markets, since December 1, 1999. From 1989 to 1999, Mr. Cline served as a Managing Member of General Atlantic Partners, LLC, a private equity investment firm focused exclusively on information technology, communications and media investments on a global basis. From 1986 to 1989, Mr. Cline helped found AMC, a software company that was later sold to Legent Corporation. Prior to AMC, Mr. Cline was an associate at McKinsey & Company. Mr. Cline currently serves as a director of Manugistics Group, Inc. and FirePond, Inc., as well as a number of private technology companies. Mr. Cline is also a Trustee of the Wildlife Conservation Society. Mr. Cline received an M.B.A. degree from Harvard Business School and a B.S. degree from Cornell University. Mr. Cline was elected to the Board in 1998, served as Chairman until February 2000, and is chairman of the compensation committee and a member of the nominating & governance committee.

     Steven A. Denning, 53, is currently the Executive Managing Member of General Atlantic Partners, LLC, a private equity investment firm focused exclusively on information technology, communications and media investments on a global basis. He has been with General Atlantic (or its predecessor) since 1980. Mr. Denning is a director of Eclipsys Corporation, Manugistics Group, Inc., EXE Technologies, Inc., and two private information technology companies in which investment entities affiliated with General Atlantic are investors. Mr. Denning received an M.B.A. degree from the Stanford Graduate School of Business, an M.S. degree from the Naval Graduate School in Monterey, California and a B.S. degree from the Georgia Institute of Technology. Mr. Denning was elected to the Board in 1998 and is a member of the compensation committee and chairman of the nominating & governance committee.

     James C. Madden, V, 40, has been our President and Chief Executive Officer since November 1998 and the Chairman of the Board since February 2000. Mr. Madden served as the Corporate Chief Financial Officer at MCI Systemhouse, the outsourcing unit of MCI, from June 1997 to November 1998. From June 1995 to June 1997, Mr. Madden served as the President of the United States and Latin American Divisions, and from January 1994 to June 1995, he was the General Manager of MCI Systemhouse's Pacific Region. He first joined MCI Systemhouse in 1993 as Vice President and Managing Director of the Los Angeles office. Prior to joining MCI Systemhouse, Mr. Madden was a Principal at Booz-Allen & Hamilton from 1991 to 1993. Mr. Madden began his career with Andersen Consulting, where he created and led Andersen's first outsourcing practice on the west coast. Mr. Madden received his B.B.A. degree in Finance and B.A. degree in Geology from Southern Methodist University. Mr. Madden was elected to the Board in 1998.

Class 1 Directors - Term Expires 2004:

     Mark F. Dzialga, 37, is currently a managing member of General Atlantic Partners, LLC, a private equity investment firm focused exclusively on information technology, communications and media investments on a global basis. He has been with General Atlantic Partners LLC since July 1998. Mr. Dzialga is a director of several information technology companies in which investment entities affiliated with General Atlantic are investors. From 1990 to 1998, Mr. Dzialga was with Goldman, Sachs & Co., most recently as the co-head of the Merger Technology Group. Mr. Dzialga received an M.B.A. degree from the Columbia University School of Business and a B.S. degree in Accounting from Canisius College. Mr. Dzialga was elected to the Board in 2000 and is a member of the audit & finance committee.

     Michael A. Miles, 62, is the former Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc., having served in that position from September 1991 to July 1994. Prior to assuming that position, Mr. Miles was Vice Chairman and a member of the Board of Directors of Philip Morris Companies Inc. and Chairman and Chief Executive Officer of Kraft Foods, Inc., positions he held from December 1989. Mr. Miles also is a Special Limited Partner in the investment firm of Forstmann Little & Co. He is also a member of the boards of directors of The Allstate Corporation, AMR Corporation, AOL Time Warner Inc., Dell Computer Corporation, Morgan Stanley Dean Witter & Co., and Sears, Roebuck and Co. Mr. Miles was elected to the Board in 1999 and is a member of the audit & finance committee.

     Thomas J. Neff, 64, has been the Chairman of Spencer Stuart, U.S., an executive search consulting firm, since October 1996, and has been employed with Spencer Stuart since 1976, including as President from 1979 until October 1996. Before joining Spencer Stuart, he was a principal with Booz, Allen & Hamilton, Inc. from 1974 to 1976, served as President of Hospital Data Sciences, Inc. from 1969 to 1974, and held a senior marketing position with TWA from 1966 to 1969. Earlier he was a management consultant with McKinsey & Company in New York and Australia. Mr. Neff is a director of ACE Limited and the Lord Abbett Mutual Funds. Mr. Neff received his M.B.A. degree from Lehigh University and a B.S. in Industrial Engineering from Lafayette College. Mr. Neff was elected to the Board in 2000 and is a member of the compensation committee.

Meetings and Committees of the Board of Directors

     The Board of Directors has an audit & finance committee, a compensation committee and a nominating & governance committee. The Board of Directors has adopted a written charter for each committee. The charter of the audit & finance committee was attached as Appendix A to the 2001 proxy statement.

     During 2001, the Board of Directors met five times and took action three times by written consent in lieu of a meeting. The audit & finance committee met four times. The compensation committee met four times and took action four times by written consent in lieu of a meeting. The nominating & governance committee met once in 2001. Each of the directors attended 75% or more of the meetings of the Board of Directors and the committees on which he served, except that Mr. Spence attended three of the five Board of Directors meetings and one of the four audit & finance committee meetings.

     Audit & Finance Committee - The audit & finance committee consists of Messrs. Oltman, Dzialga, Miles and Weston. All members of the committee other than Mr. Dzialga are "independent" directors under the National Association of Securities Dealers, Inc. listing standards applicable to the Company. Mr. Dzialga is not "independent" because he is employed by an affiliate of General Atlantic Partners, LLC, whose affiliates in turn own 46.6% of the Company's outstanding common stock. Consistent with the NASD listing standards, the Company's Board of Directors determined that the best interests of the Company and its stockholders are served by an audit & finance committee that includes both three independent members, consistent with applicable listing standards, and Mr. Dzialga, whose business and financial experience will assist the committee in fulfilling its responsibilities. The members of the board concluded that the three independent members of the committee provide appropriate balance, and that Mr. Dzialga's relationship with General Atlantic Partners, LLC will not interfere with his exercise of independent judgment.

     The audit & finance committee assists the Board of Directors with its responsibilities as related to the accounting, reporting and financial practices of the Company and reviews the Company's internal controls, accounting and audit activities, and financial policies in general. The audit & finance committee also recommends the appointment of and evaluates the independence of the Company's independent auditors, reviews the audit procedures and other services provided by the Company's auditors, and reviews the Company's financial statements and the results of auditor's reports.

     Compensation Committee - The compensation committee consists of Messrs. Cline, Denning and Neff. The compensation committee reviews and makes recommendations to the Board of Directors on matters relating to director and employee compensation and benefits, and reviews and approves salaries, benefits, bonuses and equity incentives for executive officers. The compensation committee also administers the Company's equity incentive plans.

     Nominating & Governance Committee - The nominating & governance committee consists of Messrs. Denning and Cline. The nominating & governance committee identifies, screens and recommends qualified candidates to serve as directors of the Company and maintains oversight of the operation and effectiveness of the Board of Directors, as well as certain corporate governance functions. The nominating & governance committee will consider nominees for director recommended by stockholders if the procedures described in "Other Business; Stockholder Proposals" are followed.

Compensation Committee Interlocks and Insider Participation

     Messrs. Cline, Denning and Neff are not current or former officers or employees of Exult, Inc. or any of its subsidiaries, except that Mr. Cline served as Chairman of the Board for the first 14 months after the Company's formation. There are no compensation committee interlocks between Exult, Inc. and other entities involving Exult's executive officers and board members who serve as executive officers or board members of the other entities.

Compensation of Directors

     Our directors receive no cash compensation for serving on the Board of Directors or any board committee. However, directors are reimbursed for expenses incurred in attending board and committee meetings. Our directors have in the past received various option grants and opportunities to purchase shares of our Common Stock. It is anticipated that the Board of Directors will grant stock options to any newly appointed directors, with the number of shares subject to those options determined in the board's discretion at the time of grant based upon various factors, including the market value of the Company's Common Stock, the state of the Company's business, market conditions, director compensation at comparable companies, option levels for other directors of the Company, and any other compensation then payable by the Company to its directors. In addition, on the date of each annual stockholders' meeting each non-employee director who has served as a director for at least 180 days and is to continue as a non-employee director following that meeting will automatically receive an option to purchase up to 10,000 shares of Common Stock. The Board of Directors may, in its discretion, grant additional annual share options to nonemployee directors based upon various factors including those listed above. All stock options previously issued to directors have an exercise price equal to the fair market value of the Common Stock on the date of grant and vest with respect to 25% of the underlying shares on the first anniversary of the date of grant, and with respect to the balance of the underlying shares in 36 equal monthly installments thereafter. No other arrangement exists pursuant to which any director of the Company was compensated during the Company's last fiscal year for any service provided as a director. In the future, the Company may consider other forms of director compensation, including cash fees.

                              SECURITY OWNERSHIP OF

                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of March 1, 2002 by: (i) each person known by the Company to own beneficially more than 5% of the Company's outstanding shares of Common Stock, (ii) each director of the Company, (iii) the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during 2001, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, and subject to applicable community property laws, each stockholder listed below has sole voting power and sole investment power with respect to shares shown as owned by such stockholder. Information as to beneficial ownership is based upon statements furnished to the Company by such persons.


                                                                                             Percent
Name and Address of Beneficial Owners(1)          Shares (#)   Options (#)(2)    Total (#)   Owned(3)
----------------------------------------        -------------- --------------  -----------  ---------
Steven A. Denning(4) ...........................  48,772,396       60,000       48,832,396    46.6
Mark Dzialga(4) ................................  48,772,396       60,000       48,832,396    46.6
Partnerships Affiliated with General Atlantic
Partners, LLC(4) ...............................  48,772,396            0       48,772,396    46.6
James C. Madden, V .............................   7,748,388      898,495        8,646,883     8.2
BP International Limited .......................   7,562,795            0        7,562,795     7.2
Bank of America Corporation ....................   6,866,078(5)         0        6,866,078     6.6
Stephen M. Unterberger .........................      40,200    2,412,310        2,452,510     2.3
Kevin M. Campbell ..............................           0    1,080,753        1,080,753     1.0
J. Michael Cline ...............................     550,000(6)    85,000          635,000      *
Robert W. Gunn .................................     175,000      197,980          372,980      *
Thomas J. Neff .................................           0      235,000          235,000      *
John R. Oltman .................................     158,150       60,000          218,150(7)   *
Richard H. Jones ...............................           0      191,666          191,666      *
A. Michael Spence ..............................     127,695(8)    60,000          187,695      *
Michael A. Miles ...............................           0      177,195          177,195      *
Josh S. Weston .................................           0      115,000          115,000      *
All directors and executive officers as a group
(16 persons) ...................................  57,571,829    5,633,399       63,205,228    57.3

--------------
*     Less than one percent.

(1) The address for each of the officers and directors is 4 Park Plaza, Suite 1000, Irvine, California 92614. The address for General Atlantic Partners, LLC and its affiliated partnerships is c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, Connecticut 06830. The address for BP International Limited is Britannic House, One Finsbury Circus, London England EC2M 7BA. The address for Bank of America Corporation is 100 North Tryon Street, Charlotte, North Carolina 28255.

(2) Represents shares of common stock that may be acquired pursuant to stock options exercisable as of or within 60 days after March 1, 2002. Some options are exercisable before vesting.

(3) Applicable percentage of ownership is based on 104,737,307 shares of Common Stock outstanding as of March 1, 2002, together with applicable stock options, if any, for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after March 1, 2002 are deemed outstanding for computing the percentage of ownership of the person holding such stock options, but are not deemed outstanding for computing the percentage of any other person.

(4) Includes 48,772,396 shares held by the following General Atlantic partnerships: 23,309,812 shares held by General Atlantic Partners 54, L.P.; 5,576,766 shares held by General Atlantic Partners 57, L.P.; 10,818,443 shares held by General Atlantic Partners 60, L.P.; 3,879,024 shares held by GAP Coinvestment Partners, L.P.; and 5,188,351 shares held by GAP Coinvestment Partners II, L.P. Each of Messrs. Denning and Dzialga is a director of Exult, a managing member of General Atlantic Partners, LLC, and a general partner of each of GAP Coinvestment Partners L.P. and GAP Coinvestment Partners II, L.P. General Atlantic Partners, LLC is the general partner of General Atlantic Partners 54, L.P., General Atlantic Partners 57, L.P., and General Atlantic Partners 60, L.P. The general partners of GAP Coinvestment Partners, L.P. and GAP Coinvestment Partners II, L.P. are also managing members of General Atlantic Partners, LLC. Each of Messrs. Denning and Dzialga disclaims beneficial ownership of the shares held by the General Atlantic partnerships, except to the extent of his pecuniary interest therein.

(5) Includes an exercisable warrant to purchase up to 2,500,000 shares of Common Stock.

(6) Mr. Cline is the Managing Member of Accretive Associates I, LLC, which is the Managing Member of the limited liability company that owns the securities (Accretive Investors VI, LLC). Mr. Cline disclaims beneficial ownership of the securities except to the extent of his pecuniary interest therein.

(7) Shares and options are owned by JRO Consulting, Inc., which is affiliated with Mr. Oltman

(8)  Includes 10,500 shares owned by trusts for which Mr. Spence is trustee.


                        FEES PAID TO INDEPENDENT AUDITORS

     Set forth below are the aggregate fees billed for professional services rendered to the Company by its independent auditors for fiscal 2001.

     Audit Fees                                                       $319,337

     Financial Information Systems Design                             None
     and Implementation Fees

     All Other Fees                                                   $36,334
     (Includes primarily fees for advice regarding design and implementation of U.K.-based compensation programs.)

     Total Fees                                                       $355,671

                     REPORT OF THE AUDIT & FINANCE COMMITTEE

April 16, 2002

     The Audit & Finance Committee has reviewed and discussed with the Company's management the Company's audited financial statements as of and for the year ended December 31, 2001.

     The Audit & Finance Committee has discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

     The Audit & Finance Committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and discussed with them their independence.

     Based on the reviews and discussions referred to above, the Audit & Finance Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                                     This Report was submitted by the
                                     Audit & Finance Committee


                                     John R. Oltman, Chair
                                     Mark F. Dzialga
                                     Michael A. Miles
                                     Josh S. Weston

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table summarizes the fiscal year 2001 compensation for the Company's Chief Executive Officer, and for each of the four most highly compensated persons acting as executive officers of the Company and its subsidiaries as of December 31, 2001, other than the Chief Executive Officer (the "Named Executive Officers").


                                                                                              Long-Term
                                                                                            Compensation
                                                          Annual Compensation                  Awards
                                              --------------------------------------------- ------------
                                                                                               Shares
   Name and Principal                                                         Other Annual   Underlying        All Other
       Position                    Year          Salary           Bonus(5)    Compensation   Options (#)     Compensation
---------------------------      --------     -----------        ----------   ------------- ------------     ------------
James C. Madden, V,                2001         $450,000          $225,000        $ 1,441(6)         --      $ 19,020(8)
  Chief Executive Officer          2000         $450,000                --        $11,449(6)     74,450      $ 18,878(9)
                                   1999         $504,808          $ 22,893        $ 9,243(6)    885,600      $ 11,161(10)

Kevin M. Campbell,                 2001         $426,923          $225,000             --       523,333      $  2,508(10)
  Chief Operating Officer        2000(1)        $236,923                --             --     1,850,000      $100,000(11)

Robert W. Gunn,                    2001         $300,000          $155,769             --            --      $ 25,211(12)
  Senior Vice President,           2000         $300,000          $ 30,000             --        29,200      $  5,250(13)
  Client Leadership              1999(2)        $ 31,818                --             --       435,680            --

Richard H. Jones,                  2001   (pound)250,000(4) (pound)125,000  (pound)12,000(7)      5,000  (pound)5,625(14)
  Senior Vice President,         2000(3)  (pound) 83,333    (pound) 20,927  (pound) 4,000(7)    500,000  (pound)7,500(14)
  International Operations

Stephen M. Unterberger             2001         $400,000          $200,000             --            --      $  6,125(10)
  Executive Vice President,        2000         $397,847                --        $51,992(6)     68,200      $ 60,026(15)
  Development & Consulting         1999         $323,918          $ 22,989        $19,916(6)  2,578,325      $ 21,728(11)

-------------------
(1)  Mr. Campbell joined the Company on May 30, 2000.

(2)  Mr. Gunn joined the Company on November 19, 1999.

(3)  Mr. Jones joined the Company on September 1, 2000.

(4) Cash compensation to Mr. Jones was paid in British Pounds Sterling. As of April 4, 2002, the published exchange rate for British Pounds Sterling to U.S. Dollars was(pound)1 = $1.433.

(5) Includes payments made in subsequent year as compensation for performance in the year reported.

(6) Reimbursement for taxes related to insurance premiums and/or relocation expenses.

(7)  Car allowance.

(8) Includes $14,866 for life and disability insurance premiums and $4,154 for 401(k) plan matching contributions.

(9) Includes $13,824 for life and disability insurance premiums and $5,054 for 401(k) plan matching contributions.

(10) Life and disability insurance premiums.

(11) Relocation expenses.

(12) Includes $21,173 for life and disability insurance premiums and $4,038 for 401(k) plan matching contributions.

(13) 401(k) plan matching contributions.

(14) Pension allowance.

(15) Includes $15,495 for life and disability insurance premiums and $44,531 for relocation expenses.


Option Grants in Last Fiscal Year

       The following table provides information regarding stock options granted to the Named Executive Officers during 2001.


                                                                                               Potential Realizable
                                                                                              Value at Assumed Annual
                                                                                                Rate of Stock Price
                                                                                                 Appreciation For
                                                     Individual Grants                           Option Term ($)(3)
                             ---------------------------------------------------------------  -----------------------
                               Number of
                               Securities       % of Total
                               Underlying     Options Granted     Exercise
                                Options       to Employees in     Price Per      Expiration
       Name                     Granted        Fiscal Year(1)     Share ($)       Date(2)         5%           10%
----------------------       --------------   ---------------   --------------  ------------  ---------    ----------
James C. Madden, V                     --           --                  --               --          --            --

Kevin M. Campbell                  23,333            0.30            11.81           1/9/11      173,300       439,176
                                  500,000            6.53            15.34          6/13/11    4,823,622    12,224,005

Robert W. Gunn                         --           --                  --               --           --            --

Richard H. Jones                    5,000            0.07            11.81           1/9/11       37,136        94,110

Stephen M. Unterberger                 --           --                  --               --           --            --
----------------------


(1) Based upon 7,662,257 total shares underlying all stock options granted in 2001.

(2) All options disclosed above were granted for ten-year terms pursuant to the Company's Equity Incentive Plan and vest and become exercisable with respect to 25% of the option shares on the first anniversary of the grant date and the balance of the option shares in 36 equal monthly installments thereafter.

(3) The potential realizable values listed are based on an assumption that the market price of the Company's Common Stock appreciates at the stated rate, compounded annually, from the date of grant to the expiration date. The 5% and 10% assumed rates of appreciation are determined by the rules of the Securities and Exchange Commission and do not represent the Company's estimate of the future market value of its Common Stock. Actual gains, if any, are dependent on the future market price of the Company's Common Stock.

Aggregated Option Exercises in Last Fiscal Year and FY End Option Values

     The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gains realized on exercise during 2001 by the Named Executive Officers. This table also sets forth the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 2001 and the aggregate gains that would have been realized had these options been exercised on that date.

                                                                   Number of Securities              Value of Unexercised
                                                                  Underlying Unexercised            In-the-Money Options at
                                                                   Options at FY End (#)                 FY End ($)(1)
                                                               -------------------------------   ------------------------------
                                 Shares
                               Acquired on         Value
             Name            Exercise (#)(2)  Realized ($)(3)  Exercisable(4)    Unexercisable   Exercisable(4)    Unexercisable
------------------------     ---------------  ---------------  --------------    -------------   --------------    -------------
James C. Madden, V                      --               --        916,019           44,031         12,881,227        651,963
Kevin M. Campbell                  125,607          565,999        995,323        1,378,010          6,416,911      7,946,693
Robert W. Gunn                     125,000          925,000        269,230          195,650          3,792,120      2,843,377
Richard H. Jones                        --               --        152,083          347,917            541,477      1,293,523
Stephen M. Unterberger             170,200        2,255,260      2,436,825          209,700         38,255,628      2,782,548
------------------------

(1) These amounts represent the difference between the exercise price of the in-the-money options and the market price of the Company's Common Stock on December 31, 2001 (the last trading day of 2001). The closing price of the Company's Common Stock on that day on the Nasdaq National Market was $16.05. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

(2)  Shares acquired upon exercise of stock options in 2001.

(3) Calculated as the difference between the option exercise price and the fair market value of the Company's Common Stock on the date of exercise, for each share acquired upon exercise. Includes shares acquired upon exercise of unvested options and/or shares acquired but not sold; accordingly, "value realized" does not necessarily equate to sales proceeds received.

(4) Numbers of shares and value computations for "exercisable" options include options issued under the Company's 1999 Stock Option/Stock Issuance Plan that are exercisable before vesting. Unvested shares may not be sold.

Employment Contracts and Termination of Employment and Change of Control Arrangements

     The Company is party to an Employment Agreement, a Severance Agreement and a Stock Option Addendum with each of Messrs. Madden, Campbell, Gunn and Unterberger, and is a party to an Offer Letter and a Bonus Agreement with Mr. Jones. The terms and conditions of each such agreement are described below. The Company is also a party to additional agreements with Messrs. Madden, Campbell and Jones as described in "Certain Relationships and Related Transactions."

     Employment Agreements. Each of the employment agreements provides for at-will employment with a base salary of $450,000 for Mr. Madden, $400,000 for Mr. Campbell, $300,000 for Mr. Gunn, and $400,000 for Mr. Unterberger. The base salary may be increased or decreased in the Company's discretion, provided that some decreases would entitle the executive to resign with Good Reason under his Severance Agreement. The employment agreements provide that executive incentive compensation programs are subject to the Company's discretion. Other benefits provided for in the employment agreements include eligibility to participate in insurance programs, and a death benefit of one year's salary and a minimum disability benefit of 180 days' salary if those benefits are not provided through insurance provided by the Company.

     Severance Agreements. Each of the severance agreements provides severance benefits if either the Company terminates the executive's employment without Cause or the executive resigns with Good Reason. Severance benefits include one year's salary, one year's bonus (equal to at least half of annual salary), reimbursement for COBRA premiums for one year for the executive and his eligible dependents, and one year's option vesting. The severance agreements also permit the Company to designate competitors for which the executive may not work for one year. The severance agreements further provide that the Company will be entitled to cease severance payments to the executive, recover cash severance payments made to executive under the agreement, cancel any unexercised stock options that vested pursuant to the agreement, and rescind any exercise of stock options that vested pursuant to the severance agreement if, at any time before the third anniversary of the termination of executive's employment, the executive materially breaches any contractual, legal or fiduciary obligation to the Company and fails to cure such breach within the cure period or disparages in any material way the Company or certain specified individuals and entities. "Cause" for termination by the Company is generally defined to include violation of Company policies or legal or contractual duties to the Company, or willful misconduct, gross negligence, or refusal to perform duties. "Good Reason" for resignation by the executive is generally defined to include the resignation by the executive in connection with material uncured breach by the Company of the executive's employment agreement or other legal duties to the executive, significant relocation, diminution of responsibilities, reduction of salary more than once in any 365-day period, by more than 15% in any year, or below the salary specified above, or reduction of bonus participation disproportionately to other executives. The benefits provided to executive under the severance agreements are contingent upon the executive's execution and delivery to the Company of a release of claims.

     Stock Option Addenda. Each Stock Option Addendum provides for the immediate vesting of all of the executive's unvested stock options (and for all shares issued upon exercise of unvested options to become free of repurchase rights) if the executive's employment is terminated by the Company without Cause or the executive resigns with Good Reason within 60 days before or 548 days after a change in control, defined to include a third party acquisition of more than 50% of the Company's Common Stock, change in majority composition of the Company's Board of Directors without approval by incumbent directors, sale of substantially all of the Company's assets, reorganization of the Company resulting in at least 50% new ownership, or liquidation. The Stock Option Addenda also provide that the Company will pay an additional amount to the executive that is designed to cover any excise tax on excess parachute payments that the executive becomes obligated to pay as a result of benefits provided to the executive under the Stock Option Addendum or another agreement by or plan of the Company or any affiliate of the Company. The benefits provided to each executive under the Stock Option Addendum are contingent upon the executive's execution and delivery to the Company of a release of claims.

     Offer Letter. Mr. Jones' offer letter provides for at-will employment with a base salary of (pound)250,000. The offer letter provides that executive incentive compensation programs are subject to the Company's discretion. Other benefits provided for in the offer letter include a car allowance of (pound)12,000 per year and eligibility to participate in insurance and pension programs. The offer letter also provides severance benefits if the Company terminates Mr. Jones's employment for a reason other than his gross misconduct, repeated failure to achieve reasonable performance standards or neglect of duties. Severance benefits consist of one year's notice or payment of salary in lieu of notice, at the Company's option. The offer letter also prohibits Mr. Jones from engaging in business activities that conflict with his obligations to the Company for six months following termination of his employment. Severance benefits provided to Mr. Jones under the offer letter are contingent upon his execution and delivery to the Company of a release of claims.

     Bonus Agreement. The bonus agreement provides for longevity bonus payments to Mr. Jones of (pound)75,000, (pound)100,000, (pound)107,500 and (pound)110,000 on January 30 of 2002, 2003, 2004 and 2005, respectively, provided that he is employed by the Company, and has neither given notice to terminate his employment nor received notice to terminate his employment, and that he is in compliance with his employment obligations as of each such date. The bonus agreement also provides for a special severance bonus to Mr. Jones if he is terminated by the Company without cause or misconduct and he continues to comply with all post-employment obligations to the Company until the first anniversary of the date of termination. This severance bonus begins at (pound)75,000 if Mr. Jones is terminated before January 1, 2001 and increases in six-month increments to (pound)400,000 if he is terminated after July 1, 2002. The bonus agreement provides that the amount of any severance bonus will be reduced by the total of all longevity bonus amounts paid or payable.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors administers compensation programs, including stock incentive plans, for the Company's executive officers. The Company's current executive compensation policy is to
(i) provide base cash compensation at levels that are adequate to attract, retain and motivate high quality executives but somewhat below competing cash compensation available to the Company's executives in the market, (ii) pay cash incentives only based upon individual and/or Company performance, and (iii) emphasize stock options to align the interests of the Company's executive officers with those of its stockholders and give executives the opportunity to be compensated through strong performance. The Compensation Committee believes this approach is appropriate at this time because the Company is relatively new and has not yet achieved profitability.

Executive Compensation Programs

     The Company's executive compensation program consists of three principal elements: base salary, cash bonus, and stock options. The Compensation Committee sets the annual base salary for executive officers based upon historical compensation levels of the executives, their past performance and expected future contributions, and generally available market compensation information.

     The Company maintains incentive plans under which executive officers may be paid cash bonuses shortly after the end of each fiscal year. For the CEO and executive officers reporting directly to him, the bonuses under these incentive plans have depended entirely upon the achievement by the Company of pre-established financial targets that are indicative of Company performance. For other executive officers, these bonuses have depended in part upon individual performance and in part upon Company performance. Executive officers were paid the full amount of cash bonuses tied to Company performance that they were eligible to receive under the incentive plans for 2001. The Compensation Committee and the Board of Directors determined that the Company's performance justified payment of the full bonus amount because the Company achieved its revenue targets for the year, made good progress toward its EBIT goals, and showed strong overall performance. Some executive officers also received cash bonuses for 2001 tied to individual performance based on the amounts available under the incentive plans and their achievement of individual performance objectives.

     Total compensation for executive officers also includes long-term incentives offered in the form of stock options, which are generally provided through initial stock option grants at the date of hire and periodic additional stock option grants. Stock options align the interests of executive officers with the interests of stockholders due to the fact that the executive can realize a gain only if the Company's stock appreciates in value. In determining the amount of such grants, the Compensation Committee considers previous contributions of each executive, the responsibilities to be assumed in the future, appropriate incentives for the promotion of the long-term growth of the Company, the executive's position within the Company, the amount of cash compensation paid, and generally available market compensation information. It has been the Company's practice to fix the price of the options at the fair market value on the date of the grant, thereby making the executive's value realized tied directly to gains realized by the stockholders. In 2001, three executive officers received option grants at the date of hire and one executive officer received an option grant at the date of promotion. The Compensation Committee made three minor periodic option grants to executive officers in 2001 and did not make any periodic grants to the majority of executive officers for the year in anticipation of further option grants in 2002.

Chief Executive Officer Compensation

     Mr. Madden's employment contract provides for a base salary of $450,000. Mr. Madden's salary was established by reference to market compensation rates for similarly experienced and skilled CEOs and in light of the Company's relatively early stage of development; it represents a significant reduction in the compensation he earned in his prior position. This has been balanced by his equity position in the Company. In fiscal 2001, in addition to staging a successful public offering, the Company (i) increased its revenue base by entering into a significant long-term contract with International Paper and significantly expanding its relationship with Bank of America; (ii) made significant progress toward its goal of overall profitability by narrowing losses and demonstrating positive gross profit for the fourth quarter; (iii) made significant progress in the buildout of its service infrastructure; and
(iv) achieved key milestones in client service delivery. In recognition of this progress, the Compensation Committee authorized a cash bonus for Mr. Madden equal to half of his base salary. This formulation was commensurate with the annual incentive approach for other management level employees and resulted in total cash compensation for 2001 at a level that the Committee deemed to be sufficiently competitive in light of market factors, the Company's status, and Mr. Madden's existing equity position. The Committee also offered Mr. Madden a salary increase of $25,000 for 2002, but Mr. Madden requested instead that this increase in his compensation be structured in the form of quarterly bonuses. Mr. Madden did not receive additional stock option grants in 2001.

                                 This Report was submitted by the
                                 Compensation Committee

                                 J. Michael Cline, Chair
                                 Steven A. Denning
                                 Thomas J. Neff

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since the beginning of 2001, there has not been, nor is there any currently proposed, transaction in which the Company was or will be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, nominee for election as a director, executive officer, holder of more than 5% of any class of the Company's voting securities, or any member of the immediate family or any of the foregoing persons had or will have a direct or indirect material interest, other than the agreements described in "Executive Compensation" and the transactions described below.

Founder's Stock

     In April 1999, the Company sold 8,856,000 shares of Common Stock for an aggregate purchase price of $39,361 to James Madden, the Chief Executive Officer, President and Chairman of the Board. At the time of the sale, 922,500 of the shares were vested and the remaining 7,933,500 were unvested. The unvested shares vest at the rate of 184,500 shares per month as long as Mr. Madden remains employed by Exult. If Mr. Madden resigns his employment voluntarily or if the Company terminates his employment with cause, the Company has the right to repurchase any or all of the shares that have not vested at that time at a price of $.004 per share. If the Company terminates Mr. Madden's employment without cause, the Company has the right to repurchase up to half of the shares that have not vested at that time. General Atlantic Partners, LLC will have a right to purchase any unvested shares that the Company has a right to purchase but does not purchase upon termination of Mr. Madden's employment. If the Company terminates Mr. Madden's employment without cause, or Mr. Madden resigns his employment with good reason, within 60 days before or 548 days after a change in control, all repurchase rights of the Company and General Atlantic Partners, LLC will lapse. As of April 1, 2002, 1,291,500 of Mr. Madden's shares remained unvested. All of the shares will have vested as of December 1, 2002 if Mr. Madden remains employed with Exult until that time.

BP International Limited

     In December 1999, the Company entered into agreements to provide human resources management services to BP International Limited and two of its affiliates. The contracts with BP are expected to result in aggregate revenue to Exult of approximately $600 million over the anticipated initial term if Exult implements and performs according to its plans, although the actual amount may be less based upon a number of factors, including BP's right to terminate the agreements for convenience and the right to terminate the agreement and/or processes for material breach or significant and repeated performance failures.

Bank of America Corporation

     In October 2000, the Company sold to Bank of America Corporation 5,000,000 units, each consisting of one share of Common Stock and a warrant to buy one additional share of Common Stock. Each warrant is exercisable for three years at $11.00 per share. The purchase price for the 5,000,000 units was $55,000,000, of which $11,000,000 was paid in cash and the remainder in prepaid rent and intangible assets. Bank of America exercised warrants to purchase 2,500,000 shares of Common Stock on a net issuance basis in November 2001 resulting in an issuance of 766,078 shares.

     In November 2000, the Company entered into an agreement with Bank of America Corporation to provide human resources and certain finance and accounting services. The contract is expected to result in aggregate revenue to the Company of approximately $1.1 billion over the anticipated initial ten-year term if the Company implements and performs according to its plans, although the actual amount may be less based upon a number of factors, including Bank of America's right to terminate the agreement for convenience and the right to terminate the agreement and/or processes for material breach or significant and repeated performance failures.

Acquisition of Gunn Partners, Inc.

     In November 1999, the Company acquired certain assets from Gunn Partners, Inc. for an aggregate amount of $15,000,000 in cash, payable in three installments of $5,000,000 each. The first installment was paid at the closing date and the second installment was paid in November 2000. The final installment was paid in November 2001. Robert Gunn, Senior Vice President, Client Leadership, is a shareholder of Gunn Partners, and has received approximately $4,000,000 of the total proceeds from this acquisition.

Executive Loans

     The Company has loaned Kevin Campbell, Chief Operating Officer, approximately $1,417,000. Of this amount, $250,000 bears interest at the rate of 6% per year and is due in full no later than September 30, 2002. The remaining $1,167,000 bears interest at the applicable federal rate, but payment of interest is deferred pending forgiveness or repayment of the loan principal. The balance of the loan principal and accrued interest will be forgiven in three roughly equal increments as of March 31, 2003, March 31, 2004 and March 31, 2005, if Mr. Campbell remains employed at that time. If the Company terminates Mr. Campbell's employment without cause, all amounts borrowed by Mr. Campbell (other than the $250,000), and accrued interest thereon, will be forgiven. If Mr. Campbell's employment is terminated for any other reason, all amounts borrowed and not yet forgiven will become payable upon the Company's demand.

     The Company has agreed to loan Richard Jones, Senior Vice President of International Operations, a maximum of (pound)342,000. Mr. Jones has borrowed (pound)273,600 and repaid one-fourth of the then-outstanding balance as of January 30, 2002. Mr. Jones' loan balance is approximately (pound)188,100 as of the date of this proxy statement. The remaining (pound)68,400 of the loan becomes available for borrowing by Mr. Jones on July 1, 2002, so long as Mr. Jones is employed in good standing by the Company. Outstanding draws bear interest at a rate of 6.25% per annum, compounded annually, or if higher, the official rate as declared by UK Inland Revenue. Mr. Jones will be obligated to repay the balance of the loan in three increments, as of January 30, 2003, January 30, 2004 and January 30, 2005. If the Company terminates Mr. Jones' employment without cause or misconduct, all outstanding amounts drawn and accrued unpaid interest on such amounts will become payable on the first anniversary of the date of termination of employment. If the Company terminates Mr. Jones employment for cause or misconduct or if Mr. Jones resigns his employment, or upon his disability or death, all outstanding amounts drawn and accrued unpaid interest on such amounts will become payable upon the Company's demand.

Other Related Party Transactions

     The Company has entered into an indemnification agreement with its executive officers and directors containing provisions that require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as officers or directors, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and its stockholders.

                             STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company's Common Stock during the period from the Company's initial public offering on June 2, 2000 through December 31, 2001, to the total return over such period of the Nasdaq Stock Market Index and the Nasdaq Computer & Data Processing Services Stocks Index. The Nasdaq indices are computed by the Center for Research in Securities Prices. The comparison assumes $100 was invested on June 2, 2000 in the Company's Common Stock at the initial offering price of $10.00 per share and $100 in each of the foregoing indices and assumes reinvestment of all dividends, if any. No dividends have been declared on the Company's Common Stock. The stock price performance illustrated by the following graph is not necessarily indicative of future stock price performance.


                                                           June 2, 2000      December 31, 2000      December 31, 2001
                                                           ------------      -----------------      -----------------
     Exult, Inc.                                                    100                    133                    161
     Total Return Index for the Nasdaq Stock Market                 100                     69                     55
     Nasdaq Computer & Data Processing Services Stocks              100                     65                     53


                        SELECTION OF INDEPENDENT AUDITORS

     The independent public accounting firm of Arthur Andersen LLP audited the financial statements of the Company for the period ended December 31, 2001. Arthur Andersen is currently serving as the Company's outside auditor, but as of the date of this Proxy Statement, the Audit & Finance Committee has made no recommendation, and the Board of Directors has not approved, the appointment of an outside auditor for fiscal year 2002. In light of Arthur Andersen's much publicized involvement with Enron Corporation and its bankruptcy proceedings, the Audit & Finance Committee and the Board of Directors have delayed making a final selection of auditor for fiscal year 2002 while conducting a careful review of the Company's options. One or more representatives of Arthur Andersen are expected to be present at the Annual Meeting. These representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions related to their services for the Company.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors, and persons who beneficially own more than 10% of the Company's equity securities to file initial reports of ownership and reports of changes in ownership of the Company's equity securities with the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to disclose in this proxy statement any late filings during the fiscal year ended December 31, 2001. To the Company's knowledge, based solely on its review of the copies of such reports required to be furnished to the Company during the fiscal year ended December 31, 2001, all of these reports were timely filed except the following: on one occasion Josh S. Weston was late filing a Form 5 to report one grant of stock options.

                      OTHER BUSINESS; STOCKHOLDER PROPOSALS

     Pursuant to the Company's bylaws, only such business shall be conducted, and only such proposals shall be acted upon at the annual meeting of stockholders as are properly brought before the meeting. For business to be properly brought before the annual meeting by a stockholder, in addition to any other applicable requirements, timely notice of the matter must first be given to the Secretary of the Company. To be timely, a stockholder's written notice must be delivered to the Secretary of the Company at the Company's principal executive offices no later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, to be timely, notice by the stockholder must be delivered or received no later than the close of business on the tenth day following the earlier of the date of the first public announcement of the date of such meeting and the date on which such notice of the scheduled meeting was mailed. As of the date of this proxy statement, management of the Company was not aware of any other matters to be presented at the annual meeting other than as set forth herein. However, if any other matters are properly brought before the annual meeting, the shares represented by valid proxies will be voted with respect to such matters in the discretion of the designated proxies. An affirmative vote of a majority of shares present in person or represented by proxy at the annual meeting is necessary to approve any such matters.

     Stockholders who wish to have proposals for action at the Company's 2003 Annual Meeting of Stockholders considered for inclusion in next year's proxy statement and form of proxy must cause their proposals to be received in writing by the Company at its address set forth on the first page of this proxy statement no later than December 17, 2002. Such proposals should be addressed to the Company's Secretary, and may be included in next year's proxy materials if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

     In addition, the Company's bylaws require that a stockholder give written notice of any proposal or the nomination of a director, addressed to the Secretary of the Company. For an annual meeting, such written notice must be received by the Secretary by the deadline described above. Any notice to the Secretary regarding a stockholder proposal must include as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business and any stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Company's stock that are beneficially owned by the stockholder and by any other stockholder known by such stockholder to be supporting such matter on the date of such stockholder notice, and (d) any material interest of the stockholder in such business. Any notice to the Secretary regarding a nomination for the election of directors must include: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated, (b) the class and number of shares of the Company's stock that are beneficially owned by the stockholder and a representation that such stockholder intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such persons) pursuant to which the nomination or nominations are to be made by the stockholder, (d) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board, and (e) the consent of each nominee to serve as a director of the Company if so elected. Nothing in this section shall be deemed to require the Company to include in its proxy statement or the proxy relating to any annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission.

                                  ANNUAL REPORT

     The Company's annual report to stockholders for the fiscal year ended December 31, 2001, including audited financial statements, has been mailed to stockholders concurrently with this proxy statement, but such report is not incorporated herein and is not deemed to be a part of this proxy solicitation material. Copies of the Company's annual report on Form 10-K for the fiscal year ended December 31, 2001 and the exhibits thereto are available from the Company without charge upon written request of a stockholder. Copies of the Form 10-K are also available on-line through the Securities and Exchange Commission at www.sec.gov.

                                          By the order of the Board of Directors


                                          /S/ BRIAN W. COPPLE

                                          Brian W. Copple
                                          Secretary

Irvine, California
April 16, 2002

                                   EXULT,INC.

           PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 7,2002

   This Proxy is solicited on behalf of the Board of Directors of Exult,Inc.

     The undersigned stockholder of Exult,Inc.,a Delaware corporation,hereby acknowledges receipt of Notice of Annual Meeting of Stockholders and Proxy Statement,each dated April 16,2002,and hereby appoints James C.Madden,V and Michael F.Henn,and each of them,proxies and attorneys-in-fact,with full power to each of substitution and resubstitution,on behalf and in the name of the undersigned,to represent the undersigned at the 2002 Annual Meeting of Stockholders of Exult,Inc.,to be held on Tuesday,May 7,2002,at 9:00 a.m.,local time,at the Hyatt Regency Irvine,17900 Jamboree Road,Irvine,California 92614,and at any postponements and adjournments thereof,and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present,on the matters set forth on the reverse side.

     THIS PROXY WILL BE VOTED AS DIRECTED OR,IF NO CONTRARY DIRECTION IS INDICATED,WILL BE VOTED FOR THE ELECTION OF THE LISTED DIRECTOR NOMINEES,AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

      (Continued, and to be marked, dated and signed, on the reverse side)

                                   EXULT, INC.

                      2002 ANNUAL MEETING OF STOCKHOLDERS




                                  VOTE BY MAIL
                                  ------------
                     . Mark, sign and date your proxy card.
                     . Detach your proxy card.
                     . Return your proxy card in the
                       postage paid envelope provided.





                           v DETACH PROXY CARD HERE v

--------------------------------------------------------------------------------

1.Election of three Class II Directors, to serve until the 2005 annual meeting of stockholders or until their successors are duly elected and qualified.

       [_] FOR all nominees listed below    [_] WITHHOLD authority
           (except as noted)                    to vote for all nominees


Nominees: John R. Oltman, A. Michael Spence, Josh S. Weston

To withhold authority to vote for any individual write that nominee's name on the space provided below.

--------------------------------------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon such other matter or matters that may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as name appears at left. Persons signing in a fiduciary capacity (e.g. executors, administrators, trustees) should so indicate. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.

Dated: ________________________________________________ , 2002


____________________________________________________________
                        Signature

____________________________________________________________
                        Signature

                              v Please Detach Here v
                 You Must Detach This Portion of the Proxy Card
                  Before Returning it in the Enclosed Envelope